Exhibit 99.1

Swiss Army Brands, Inc.

One Research Drive
Shelton, Connecticut 06484

LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

March 29, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Swiss Army Brands, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of consultation at their national office and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                                                                                                                         Very truly yours,

                                                                                                                         Swiss Army Brands, Inc.

                                                                                                                         /s/ Thomas M. Lupinski

                                                                                                                         Thomas M. Lupinski
                                                                                                                         Senior Vice President, Chief
                                                                                                                         Financial Officer